Exhibit 10.102

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT").

CONVERTIBLE DEBENTURE

$19,000	Effective as of December 31, 2012

For value received, VG LIFE SCIENCES Inc., (formerly Viral Genetics, Inc.) a Delaware corporation (the "Company"), promises to pay to the order of JTL Enterprises Corp., 1107 38' Avenue, Seattle, WA 98122 (the "Holder"), a New York corporation, the principal sum of NINETEEN THOUSAND DOLLARS AND NO CENTS or the aggregate outstanding principal amount hereof, whichever is less (the "Principal"), represents a series of monthly obligations for services ("Monthly Services") rendered pursuant to a Consulting Agreement between the parties which remain unpaid (each related to a specific month as per Schedule A) rendered by the Holder to the Company in months between August 2012 and December 2012, inclusive, in the amounts specified on Schedule A attached hereto and to pay interest on the outstanding principal amount of this Convertible Debenture (this "Debenture") as provided herein.

1.               Definitions. The following terms shall have the definitions set forth in this Section 1:

(a)	"Business Day" means any day on which banks are open for business in both the State of California and the State of New York.

(b)	"Common Stock" means the Company's common stock, par value $0.0001 per Share, post-split shares.

(c)	"Conversion Price" shall be $0.10 per Share.

(d)	"Shares" means shares of Common Stock.

(e)	"Trading Day" means a calendar day on which the Shares are quoted for trading on the Trading Market.

(f)	"Trading Market" means the following markets or exchanges on which the Shares are listed or quoted for trading on the date in question: The Over The Counter Bulletin Board, the PinkSheets, OTCPink , the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, the Toronto Stock Exchange, the TSX Venture Exchange, or any other securities exchange registered with the United States Securities and Exchange Commission.

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2.                Monthly Services. Periodic Monthly Services rendered by the Holder to the Company evidenced by this Debenture, shall be set forth on Schedule A attached hereto. The Holder is authorized by the Company to modify Schedule A from time to time to reflect the amount of any partial conversion of this Debenture.

3.                Interest. Interest on the outstanding Principal amount of this Debenture will accrue at a rate equal to one percent (1%) per annum from the date of end of each month of Monthly Services as set forth on Schedule A. Interest will be computed on the basis of a year of 12 months, each having 30 days, and will be paid on the Maturity Date and upon any permitted prepayment of this Debenture.

4.                Repayment. The Company shall pay the Principal amount of this Debenture, together with all accrued and unpaid interest, to the Holder on April 30, 2013 (the "Maturity Date").

5.                Payment. All payments due under this Debenture shall be made in either the lawful money of the United States of America or in Shares, as determined by the Company in its discretion in accordance with Section 5 hereof, without set-off, deduction, demand or notice.

(a)	Form of Payment. Five (5) business days prior to the Maturity Date, the Company, at its sole discretion, shall notify the Holder whether the payment due on the Maturity Date shall be made in cash or in Shares.

(b)	Payment in Cash. All payments in cash shall be made to the Holder by check or by wire transfer to such bank as the Holder may advise the Company in writing.

(c)	Payment in Shares. The number of Shares issuable upon a payment being made in Shares shall be calculated by dividing the aggregate amount due on the Maturity Date by the Conversion Price. No fractional Shares will be issued upon conversion of this Debenture or a payment by the Company in Shares. In lieu of any fractional Share to which the Holder would otherwise be entitled upon a payment in Shares, the Company will pay to the Holder in cash the amount of the unpaid or unconverted Principal and interest balance of this Debenture that would otherwise be paid or converted into such fractional Share. Shares issued hereunder shall be transmitted by the transfer agent of the Company to the Holder either by crediting the account of the Holder's designated broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission ("DWAC"), or, if so elected by Holder, by physical delivery of certificates to Holder's address within five (5) Trading Days from the Due Date. If the Company fails for any reason to deliver to the Holder the Shares by the requisite delivery date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Shares not timely delivered, $5 per Trading Day (increasing to $10 per Trading Day on the fifteenth (15) Trading Day after such liquidated damages begin to accrue) for each Trading Day after such requisite delivery date until such Shares are delivered. In addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to deliver to the Holder the Shares on or before the requisite delivery date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise), or the Holder's brokerage firm otherwise purchases, Shares to deliver in satisfaction of a sale by the Holder of the Shares which the Holder anticipated receiving pursuant to this Debenture (a "Buy-In"), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Shares so purchased exceeds (y) the amount obtained by multiplying (A) the number of Shares that the Company was required to deliver to the Holder multiplied by (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) deliver to the Holder the number of Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Shares having a total purchase price of $11,000 to cover a Buy-In with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay the Holder $ 1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, commercially reasonable evidence of the amount of such loss.

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(d)	Adjustments. If the Company, at any time while this Debenture is outstanding subdivides outstanding Shares into a larger number of shares or combines (including by way of reverse stock split) outstanding Shares into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Shares outstanding immediately before such event and of which the denominator shall be the number of Shares outstanding immediately after such event.

6.                Prepayment. This Debenture may not be prepaid by the Company without the prior written consent of the Holder, except as provided in Section 7 of this Debenture.

7.                Conversion. At any time prior to five (5) business days prior to the Maturity Date, all or any portion of the Principal amount of this Debenture, together will accrued interest thereon, may be converted at the option of the Holder, at any time and from time to time, in the minimum principal amount of $5,000 and integral multiples of $1,000 thereafter, upon not less than two (2) three (3) Business Days after the Company's receipt of the Conversion Notice (as hereinafter defined) from the Holder and payment in full of the Conversion Price as then in effect. Each "Conversion Notice" shall mean a written notice from the Holder informing the Company of the date of the conversion, the principal amount of this Debenture being converted, the number of shares of Common Stock to be received upon conversion and confin-ning that the Conversion Price will be paid in cash. The Conversion Price shall be paid by certified check or by wire transfer of immediately available funds to a bank account designated by the Company in writing. Within three (3) Business Days after payment of the Conversion Price, the Company will deliver a certificate for the shares of Common Stock issued upon conversion to the Holder, or at the Holder's request, to a brokerage account for the benefit of Holder. The Company shall at all times reserve for issuance a number of shares of Common Stock sufficient to satisfy the conversion feature of this Debenture. The number of shares of Common Stock issuable upon the conversion of all or a portion of this Debenture shall be equal to the Principal amount of this Debenture being converted divided by the Conversion Price. For purposes hereof, any partial conversion of this Debenture, each Loan shall be considered separate and distinct indebtedness of the Company to the Holder for purposes of determining the holding period of each item of indebtedness represented by the Loan. Notwithstanding anything set forth herein, in no event shall the Holder be entitled to convert for a number of shares of Common Stock in excess of that number of shares of Common Stock which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the Holder and its affiliates to exceed 9.99% of the outstanding shares of the Common Stock following such conversion. Notwithstanding receipt of a Conversion Notice, the Company shall have the right to prepay this Debenture in the amount being converted if the principal amount to be converted together with accrued interest thereon is paid in immediately available funds within one (1) business day after the date of the

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8.                Seniority. The indebtedness represented by this Debenture is and shall be an obligation of the Company ranking senior in right of payment, liquidation and otherwise to any future indebtedness and other obligations of the Company. The Company will not create any indebtedness that is senior in priority to the indebtedness represented by this Debenture.

9.                Default. Any one of the following occurrences shall constitute an "Event of Default" under this Debenture:

(a)             failure of Company to pay any amount that it payable under this Debenture on the Due Date, provided that such failure is not cured within a grace period of ten (10) calendar days; or

(b)             failure to comply with or perform any other agreement or covenant of the Company contained herein, which failure does not otherwise constitute an Event of Default, provided that such failure has not been cured within thirty (30) calendar days written notice by Holder to the Company; or

(c)              there shall occur any default or event of default, any similar event, any event that requires the prepayment of borrowed money or permits the acceleration of the maturity thereof, or any event or condition that might become any of the foregoing with notice or the passage of time or both, under the tefins of any evidence of indebtedness or other agreement issued or assumed or entered into by the Company, or under the terms of any document or instrument under which any such evidence of indebtedness or other agreement is issued, assumed, secured, or guaranteed, and such event shall continue beyond any applicable notice, grace or cure period, provided that such condition shall not have been cured within thirty (30) calendar days of notice by Holder; or

(d)             the Company shall fail to maintain its existence in good standing in its state of incorporation; provided that such condition shall not have been cured within thirty (30) calendar days of notice by Holder; or

(e)              a judgment or settlement shall be entered or agreed to in any proceeding which would reasonably be expected to have a material and adverse effect on the ability of the Company to repay this Debenture; or any garnishment, summons, writ of attachment, citation, levy or the like is issued against or served upon Holder for the attachment of any property of the Company in Holder's possession or control, provided that such condition shall not have been cured within thirty (30) calendar days of notice by Holder of such condition; or

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(f)              any Share issued pursuant to this Debenture shall not be duly authorized, validly issued, fully paid or nonassessable, provided that such condition shall not have been cured within ninety (90) calendar days of notice by Holder of such condition; or

(g)             the Company shake make a voluntary filing for bankruptcy under Title 11, Chapter 7 of the United States Code; or

(h)             there shall be appointed a receiver or trustee to take possession of the property or assets of the Company under Title 11, Chapter 7 of the United States Code.

10.             Remedies. Upon the occurrence and during the continuance of an Event of Default, this Debenture and shall become immediately due in full, and unpaid amounts hereunder will accrue interest at the rate equal to the stated rate plus 5.00% per annum, and Holder may exercise any rights and remedies under this Debenture, any Transaction Document or other document or instrument and at law or in equity. The time of payment of this Debenture is also subject to acceleration if an Event of Default occurs. Notwithstanding the foregoing, the entire unpaid Principal sum of this Debenture, together with accrued and unpaid interest thereon, shall become immediately due and payable upon any of the Events of Default set forth in this Debenture.

11.             Transfer; Successors and Assigns. The terms and conditions of this Debenture shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. At the election of the Holder, but subject-to compliance with applicable securities laws, this Debenture may be assigned or transferred by the Holder, in whole or in part, upon surrender of this Debenture, duly endorsed, and accompanied by a duly executed written instrument of transfer in customary form, following which a new Debenture for the same principal amount and interest will be issued to, and registered in the name of, the transferee. If less than the entire amount of this Debenture is transferred or assigned, the Company will issue new Debentures to the transferee, in the amount transferred or assigned, and to the Holder, in the remaining Principal amount hereof after the transfer or assignrnent. This Debenture shall be binding upon and inure to the benefit of the Company and the Holder, their successors and permitted assigns and the transferees of the Holder.

12.             Governing Law. This Debenture and all acts and transactions pursuant hereto and the rights and obligations of the Company and the Holder shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to any of its principles of conflicts of law or choice of law principles which would result in the application of the laws of another jurisdiction.

13.             Notices. Any notice required or permitted by this Debenture shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confifined facsimile, or 96 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth herein or as subsequently modified by written notice.

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14.             Amendments and Waivers. This Debenture may only be amended, modified or waived by a written instrument executed by the Company and the Holder. Any amendment or waiver effected in accordance with this Section 14 shall be binding upon the Company, the Holder and each transferee or permitted assigns of any Debenture.

15.             Loss of Debenture. Upon receipt by the Company of a customary representation by the Holder of the loss, theft, destruction or mutilation of this Debenture or any Debenture exchanged for it, and a customary indemnity undertaking by the Holder (in case of loss, theft or destruction) or surrender and cancellation of such Debenture {in the case of mutilation), the Company will make and deliver in lieu of such Debenture a new Debenture of like tenor.

16.             Waiver of Presentment, etc. The Company hereby expressly waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other formality upon the occurrence of an Event of Default.

17.             Entire Understanding. This Debenture sets forth the entire understanding agreement of the Company and the Holder with respect to the subject matter hereof and it supersedes all prior and/or contemporaneous understandings and agreements with respect to such subject matter, all of which are merged herein, and it specifically amends and restates a Debenture dated this date in the same principal amount hereof, which did not accurately reflect the understanding and agreement of the Company and the Holder.

18.             Costs and Fees. The Company agrees to pay all costs, expenses, including, without limitation, reasonable attorneys' fees and disbursements, incurred by the Holder in endeavoring to collect any amounts payable hereunder (including, without limitation, amounts payable in Shares) which are not paid when due or otherwise in enforcing any provision of this Debenture and any of the rights and remedies of the Holder under this Debenture, at law or in equity.

[signature page follows]

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IN WITNESS WHEREOF, this Debenture has been executed by a duly authorized officer of the Company as of the date first written above.

COMPANY,
VG LIFE SCIENCES INC. (FORMERLY VIRAL GENETICS, INC.

By:	/s/ Haig Keledjian
Name: Haig Keledjian Title: Chairman

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NOTICE OF CONVERSION
CONVERTIBLE DEBENTURE

(Date)

VG Life Sciences Inc.

2290 Huntington Drive, Suite 100

San Marino, CA 91108

Dear Mr. Keledjian,

JTL Enterprises Corp (JTL) is the holder of a Convertible Debenture dated December 31, 2012 (the "Debenture") in the amount of $19,000 made and issued by VG Life Sciences Inc. ("VGLS"), a Delaware corporation in favor of JTL.

This letter shall constitute notice to VGLS that JTL does hereby exercise its right to take payment of the outstanding principal amount of the Debenture, or the amount of $__________, in shares of VGLS common stock at a price of $0.10 per share. This will leave the remainder of $__________, still due and payable under this December 31, 2012 convertible debenture.

Please have the shares issued in the names of Myron Landin (60% share) and Samuel Zemsky (40% share) in accordance with the terms and provisions of our agreement. JTL is not and never has been a 5% of 10% holder of VGLS common stock.

Very truly yours,

/s/ Myron W. Landin

Myron W. Landin
President

JTL Enterprises Corp.
1107 38th Avenue
Seattle, WA 98122

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Schedule A
31-Dec-12

Month of Services	Monthly Services Fee
Aug-12	$3,000.00
Sep-12	4,000.00
Oct-12	4,000.00
Nov-12	4,000.00
Dec-12	4,000.00
$19,000.00

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